EXHIBIT 99.1

THOMSON REUTERS

FINAL TRANSCRIPT

Q4 2017 Evolving Systems Inc Earnings Call

EVENT DATE/TIME: APRIL 03, 2018 / 8:00PM GMT

CORPORATE PARTICIPANTS

Glenn Wiener  -

Mark P. Szynkowski Evolving Systems, Inc. - SVP of Finance

Matthew Stecker Evolving Systems, Inc. - Chairman

Thomas Thekkethala Evolving Systems, Inc. - CEO, President & Director

CONFERENCE CALL PARTICIPANTS

Kevin Tracey  -

PRESENTATION

Operator

Good day, ladies and gentlemen, and welcome to the Evolving Systems’ 2017 Year-end Results Conference Call. (Operator Instructions) And as a reminder, this conference call is being recorded.

I would now like to introduce your host for today’s conference, Mr. Glenn Wiener. Sir, you may begin.

Glenn Wiener  -

Thank you, Sandra, and welcome to Evolving Systems’ 2017 Fourth Quarter and Year-end Results Conference Call. Our apologies for the lack of earlier notice with respect to our conference call. As you saw, our Form 10-K was filed on time and a release was issued. Timing for the call, however, was in question purely due to scheduling. We do not anticipate having such tight filing timing in the future.

Speaking from management today will be Thomas Thekkethala, Evolving Systems’ President and Chief Executive Officer; as well as Matthew Stecker, Chairman of the Board and our newly appointed Executive Chairman. Matthew will be taking on a more active role in executing the long-term strategy and will be working with Thomas and the team on a go-forward basis. There was a lot of activity throughout 2017, and the company will be investing in its foundation, product development programs and in sales and marketing with the long-term goal of generating growth and improved bottom line performance in the years ahead. Additionally, Mark Szynkowski, Evolving Systems’ Senior Vice President of Finance, is with us today and will be available during the Q&A portion of the call.

Please note, the company will be filing a Form 8-K with an amended release as the non-GAAP diluted net income per share reported of $0.11 should read $0.01. We expect this filing to be made this evening. There is no impact on the P&L statement.

Before I turn the call over to Thomas, I’d like to remind everyone that the company will be making forward-looking statements based on current expectations, estimates and projections that are subject to risks. Specifically, statements about future revenue, expenses, cash, taxes and the company’s growth strategy are forward-looking statements. Listeners should not place undue reliance on these statements. There are many factors that could cause actual results to differ materially from our forward-looking statements, and we encourage you to review our publicly filed documents, including our SEC filings, news releases and website for more information about the company.

Appreciate your support. And at this time, I would like to turn the call over to Thomas Thekkethala. Thomas?

Thomas Thekkethala Evolving Systems, Inc. - CEO, President & Director

Thank you, Glenn. 2017 was a transformative year for our company as we completed 2 acquisitions: the first, BLS, which closed in July; and the second, Lumata, which we closed in September. Both transactions enhanced our product and service capabilities, expanded our customer base and added significant management expertise. As we noted with each of these deals, there are savings and synergies that we expect to realize as we transition to the managed services business model and drive real-time customer lifetime value for our customers. But the biggest impact will be from the new investments we are making in our solutions and our intent to build out an integrated global sales team. There are significant opportunities we see both with our installed customer base and with targeted mobile operator accounts in the geographies where we operate that gives us confidence that we can and will build a much stronger business over the long term. I’ll touch upon this momentarily, and Matthew will provide some color around our strategy.

First, I’d like to address our 2017 performance. Total revenue in 2017 was $28.8 million, a $4 million or 16.3% increase over 2016. Both license and service revenues increased year-over-year, up close to 20% and 16%, respectively. The growth we experienced was driven by the acquisitions. Note that we realize contributions from BLS for approximately 6 months and 4 months from Lumata.

Gross margins were approximately 70% in 2017, down approximately 900 basis points compared to 2016. This was expected as both BLS and Lumata had lower margins than our traditional business from Evolving, though margins are still high for both entities.

Total operating expenses increased by approximately $800,000 year-over-year, and this includes added expenses associated with the acquisition transactions, along with onetime charges totaling $1.8 million that are not anticipated to repeat in the coming year.

To add, I know there were a lot of questions regarding onetime charges in Q4. The onetime charges in Q4 totaled approximately $1.1 million, of which approximately $525,000 relates to write-downs in Nigeria. We are actively pursuing the matter through the Nigerian government and the EFCC, and this remains an open case in Nigeria. There were another $350,000 of write-downs related to projects that were put on hold. And to be conservative, we took a reserve this quarter. Lastly, there was approximately $250,000 in restructuring fees and professional services related to these acquisitions. As you can see, excluding these onetime charges, our operating income would have increased and we would have reported positive net income for the quarter.

Further, our total expenses will increase in 2018. As I mentioned earlier, we’re making strategic investments in product, research and development and business development to drive growth over the long term and to enhance our position with our existing customers as well as to reach out to new customers that we believe will help us expand our business.

Total operating income of $5.4 million was down approximately $200,000 year-over-year. And net income, excluding the impact of foreign currency exchange losses, were down approximately $300,000. The decline was primarily related to the added expenses and onetime cost associated with the acquisitions as well as the lower gross margins associated with both BLS and Lumata. Lastly, we reported adjusted EBITDA of $7.6 million compared to $7.9 million in 2016.

With respect to our balance sheet, we ended 2017 with $7.6 million in cash and cash equivalents, the same as in 2016. And contract receivables, net of allowance for doubtful accounts, were $10.2 million, up 73% year-over-year. We have ample liquidity and working capital to fund our business and to support the level of investments we intend to make in the coming year while continuing to look for synergistic and accretive acquisitions.

Now I’d like to provide some added commentary about our momentum in 2017 and what drove our business forward. We began the year with multiple managed service wins in the first and second quarters, a mix of both new and existing customers. Our solutions help our mobile operator customers accelerate their customer acquisition, customer engagement, upsell and retention of their subscribers. For example, one of our major carrier customers selected our customer acquisition solution to support their customer acquisition, activation and retail distribution optimization. As a result, this carrier could start selling generic SIM cards, resulting in significant network and distribution savings. The solutions also significantly accelerated the carrier’s 3G to 4G customer upgrade initiatives and also addresses customer retention by offering new features such as the ability to self-authenticate, browse upgraded tariff plans, select custom phone numbers and consider upsell features and apps at the point of sale.

So as I’ve discussed, the first phase of our transformation was to pivot to managed services. Managed services engenders a much more collaborative and sticky customer relationship because it involves our teams working directly on site with each carrier, which better positions us to identify opportunities to further meet the customers’ needs and help drive new revenue streams for the customer and for us.

In July, we made our first acquisition of 2017 when we acquired Business Logic Systems. The value of this transaction is that it brings us technology that rounds out our offerings, further accelerating our managed service business model transformation, which started in 2016 with the acquisition of Sixth Sense Media. BLS also added potential customers and talented senior-level talent. BLS specializes in data-driven customer value management and customer engagement solutions that have been implemented in over 20 mobile operators throughout Europe, Africa, Asia Pacific and Latin America. BLS solutions essentially turn customer data into actionable insights and personalized contextual offers through their customer engagement solutions and customer value management expertise.

The acquisition of Lumata in September represents the second phase of our transformation from our position as a market leader in customer acquisition and development to next-generation mobile consumer engagement and acceleration. This acquisition harnesses Lumata’s next-generation loyalty and customer life cycle management software and services that helps businesses gain value from their customer data for relevant and contextual insights and actions of value to both carriers and their partners.

We are now well on our way with the third phase of our business transformation plans, which is the integration and expansion of the services that we offer through these acquisitions. This model now, which is the managed services model, is a model that generates a more stable recurring revenue stream over the course of multiple years. We are far more engaged with customers, which leads to more expansion opportunities. The model is also based on renewable annual multiyear subscription contracts with established customer budgets, and it adds performance fees on top of the subscription fees we already generate as we help drive tangible business outcomes for customers.

We estimate that our addressable market for our solutions is well over 500 mobile operators worldwide, of which we have about 100 of our existing customers today. Carriers have invested significantly in licensing spectrum and building out 4G networks and now sell data and other value-added digital and nondigital partner services since their traditional voice and message revenues are migrating to over-the-top services such as Skype and WhatsApp, to name just a few.

In addition, since most of the markets outside the U.S. and parts of Western Europe are largely prepaid, there’s fierce competition between the carriers because consumers frequently churn when enticed by the latest deal of lower-priced services offered by competing carriers. Churn remains one of the most critical challenges faced by a mobile carrier. As a result, market leaders and brands are looking to extend the duration of the tenure of each customer, the dollars spent on transactions and the frequency of these transactions, which, combined together, is the customer lifetime value, or CLV.

Evolving Systems is now well positioned as a leading enabler of real-time digital engagement to maximize customer lifetime value based on our recent acquisitions and transactions. We have had several other customer announcements throughout the year and have also had several programs that were executed with existing accounts.

Here are a few examples. A major Tier 1 European mobile operator expanded their customer activation solutions for voice over Wi-Fi and voice over LTE services. One of the largest mobile Pan-Asia and Africa operator groups expanded their relationship with Evolving in 2017 for more software and services. In addition, one of the largest telecom equipment partners that we have upgraded 2 of our customer acquisition and activation solutions at Tier 1 operators in the Middle East and Southeast Asia. We also announced a 3-year extension of our services agreement with a major European carrier, a deal for the continued management, enhancement and expansion of our customer loyalty programs. As we announced, this program enables the carrier to distribute over 2.5 million targeted rewards to their customers on a regular basis and significantly reduce the churn by 25% to 30%; increase the digital channel usage like mobile apps by 100%; and offered — and increase the offer open rates by 60%, driving much higher customer lifetime value for the carrier.

And since year-end into 2018, our momentum has continued. We recently signed 3 new digital engagement contract deployments, all of which are now going live: one of the largest mobile operators in Southern Europe; and another is with a leading operator in the Middle East; and the third is with a Tier 1 operator in Europe. You should anticipate further customer announcements over the coming months.

I would now like to turn the call over to Matthew for some additional remarks regarding our strategy and outlook, after which we will open the call for questions. Matthew?

Matthew Stecker Evolving Systems, Inc. - Chairman

Thank you, Thomas, and good afternoon. I’ve had the pleasure of serving as Director of Evolving since March of 2016 and as Evolving’s Chairman since August of that year. Over the past few years, I’ve seen the company deliver consistent profitability while making several important acquisitions. I’ve now taken on the role of Executive Chairman. I intended to work with the leadership team and the board very closely in the coming months as we seek to integrate our acquisitions, identify other opportunities that can enhance our overall value proposition and as we invest in our future.

As you saw from our 2017 results, the company is growing and is profitable. While the acquisition of BLS and Lumata give us great confidence, we also know that we have a strong traditional activation business that has declined in recent years. Some of the past public comments have addressed this and our expectations of continued declines as the markets mature. However, after spending a lot of time with the team and speaking with some of our key customers, I believe we have the opportunity to reverse this trend and leverage our existing relationships to drive incremental revenue and profits for Evolving and for our shareholders.

For years, the company has been focused on profitability and cash flow, which is what good companies should focus on. However, to an extent, we have also curtailed investments in R&D. And frankly, innovation is key to our business. We have over 100 operators with customers, all of various sizes, and there are probably another 400-or-so that we do not do business with. Our strategy around operator expansion is to reinvest from our existing products and taking the experience we have and the feedback from our customers to further evolve our offering. For the past few years, we haven’t talked to the 400 operators that we don’t do business with. We’re going to be doing a lot of that in 2018 and ‘19.

In 2018, we intend to reallocate some of the savings anticipated for the synergies of our acquired assets and increasing our spend in the areas of product development, sales and marketing and business development. We intend to increase our sales and services capabilities and add sales personnel to better service existing accounts and to seek out new opportunities, some with operators we’ve been in discussions with and others with targeted accounts ranging from Tier 1, Tier 2 and Tier 3 operators and MVNOs around the world.

One area of growth where we’ll be turning our attention to is the North American market, where, today, we have virtually no presence. We will also be working to strengthen our operations, including finance, back office and administration. Because of these investments, profitability will be less than the prior year. However, these are strategic investments that we believe will result in a stronger foundation, a best-in-class solutions portfolio and more customer touch points, which over time should result in more meaningful top line growth and increased profitability. I say over time due to timing associated with sales cycles, where some of our customers and some prospects are in the network deployments and upgrade cycles.

As we look ahead to 2018, we are anticipating higher revenues. While we expect to show year-over-year improvements in Q1, revenue is anticipated to be down sequentially compared to Q4 based on seasonality in our business. We anticipate stronger growth in the second half of the year based on our pipeline of opportunities. The investments we are making in product development should positively impact our 2019 performance, and we may get some upside towards the end of this year as well. We also anticipate lower gross margins due to the full year impact of our 2017 acquisition and due to the fact that we are increasing our investment rather than cutting. Expenses, as we’ve noted throughout, are expected to increase year-over-year, so we will continue to manage our capital prudently and look for additional savings.

We anticipate modest profitability, but we are going to invest with the future in mind so that we are in a better position to drive meaningful growth, profitability, cash flow and of course, increased shareholder value. That’s what really this is all about.

Thomas and the team will continue to run the business, work with our customers and identify areas of growth. My focus will primarily be centered around building the team; pursuing new growth opportunities, whether through acquisitions or strategic partnerships; and ensuring that we execute flawlessly. I’ve also taken a more active role in Investor Relations, working with our communications partner, GW Communications, to get out on the road and tell our story more widely than we’ve been able to in the past.

In summary, I see a lot of opportunities to grow with our installed base while concurrently investing in new offerings to provide our customers and future accounts with best-in-class products and services that will drive our collective success.

I want to thank you for your support and look forward to updating you on our continued progress. At this point, I would like to open the call to questions. Operator?

QUESTIONS AND ANSWERS

Operator

(Operator Instructions) Our first question comes from the line of Kevin Tracey with Oberon Asset Management.

Kevin Tracey  -

Okay. So you say you expect to grow the business in 2018. Now obviously, you’ll benefit from the full year impact of having acquired Lumata and BLS. So just to be clear on that comment, in the 10-K, there’s a disclosure about — that shows that kind of pro forma for the full year impact of Lumata and BLS, the revenue would have been around $35 million. So are you saying that in 2018, you expect to have more than $35 million of revenue?

Mark P. Szynkowski Evolving Systems, Inc. - SVP of Finance

This is Mark Szynkowski. I can take that question. So yes, in the pro forma, it was close to $35 million. However, the — both Lumata and BLS had very strong 2016s compared to their 2017s, so their pro formas probably would not quite reach the same level. So meaning, those types of expectations. But at this time, we cannot provide full guidance.

Matthew Stecker Evolving Systems, Inc. - Chairman

I mean — this is Matthew really quickly. I think there are two pieces of growth we’re looking at. One is leveraging the customers from the two acquisitions and getting the benefit of the full year lift. The other is getting the benefit from the investments we plan to make in 2018. As we note, the bulk of the upside from the investments we’ll be making in 2018 won’t really appear until 2019 due to the duration of our sales cycle. But we are — our — the current plan calls for modest profitability in an operating basis, and we’ll provide updates as the year goes on.

Kevin Tracey  -

All right. So just — sorry, just to make sure I heard you correctly. You’re saying that numbers reflected in those pro forma, that pro forma disclosure in the 10-K reflect a very good year for BLS and Lumata in 2017. So you expect what? Pro forma — or the full year revenue to be less than that pro forma number in 2018?

Matthew Stecker Evolving Systems, Inc. - Chairman

We’re not giving specific guidance today. The companies — both acquisitions are currently — they have a smaller run rate than when we acquired them due to trimming synergies and consolidating the businesses, but we do expect them to be growing. We’re not giving — I think that would be a reasonable benchmark, but we’re not giving guidance today.

Thomas Thekkethala Evolving Systems, Inc. - CEO, President & Director

Yes. Kevin, this is Thomas. So one of the things that Matthew highlighted and we just want to rehighlight again is that the traditional Evolving business has been in decline. And we are now really focusing about long-term growth, and we are focusing not just on some of these new acquisitions, but also the activation business of traditional Evolving. Because as you know, there’s been new technologies like eSIM, IOT, machine-to-machine or M2M communications, et cetera, which requires new investment. So we will be making investments there. And as you probably are aware, the acquisitions of BLS or Lumata were done at very advantageous valuations. They were not in high growth themselves. The primary reason was to get access to their customer bases and also some very good talent at those companies. And so we are really focused on measuring growth holistically across a footprint of customers, which is 100. So today, if you were a BLS customer and you had one of their older products that you’re considering sun setting, if you will, we can now bring in these new eSIM/IOT capabilities that we had from traditional Evolving by making investments there. So there isn’t a sort of measurement of specific older company kind of customers because the sales teams have been integrated, the products have been integrated. And in fact it is these integrated products that have turned out to be kind of interesting for customers.

Kevin Tracey  -

Okay, all right. And you — so you mentioned that the expenses are going to be up because of these long-term investments. So you’ve also called out $1.8 million of kind of one-offs in 2017. So you’re saying you expect kind of the long-term investments in 2018 to be kind of greater than the one-offs you reported in 2017. Is that fair?

Thomas Thekkethala Evolving Systems, Inc. - CEO, President & Director

No, no, no. I mean, the $1.8 million, I mean, those were related to the acquisitions that we did, legal, professional fees and other such things and some reserves that we have taken to be very conservative in terms of some of these customer situations. Those are not expected to sort of repeat next year. We are making separate and unrelated new investments in both traditional Evolving technologies, as I mentioned, eSIM, IOT and such things, as well as the digital engagement capabilities. Because as you know, the carriers have built out all these 4G and 5G networks, but everyone’s using Skype and WhatsApp for voice and messaging. So — and even data is now becoming unlimited. So the carriers are expanding their footprint to go after services that they’ve never offered before, which includes IOT. And with eSIM, they’re enabling automated cars and other such things. And they’re offering entertainment on demand, TV on demand and also as a services through partners and sometimes in their own — in themselves. So we’re providing an end-to-end life cycle from helping them acquire customers, engage them digitally and upsell and cross-sell all of these services that they are lining up because their traditional services of voice and messaging are going away. So that’s why you have to think of this holistically because on an individual basis, trying to sell a campaign for more voice or more data services has kind of become antiquated now. It’s all about these next-generation services that the carriers are now bringing in. As you’ve probably seen on television, AT&Ts and Verizons are now talking about Netflix and Amazon Prime and all these services because that’s the gateway to drive their network usage.

Matthew Stecker Evolving Systems, Inc. - Chairman

This is Matthew. Let me inject one thing really quick. Just to get to that concrete answer to the question. As it relates to operating expenses, we’re going to increase our spend year-over-year, but it’s too early to provide definitive guidance. Increased investments are primarily in product development and enhancing the sales and business development size and scope so that we can talk to these 400 operators we’re not talking to yet. We anticipate giving more guidance as the year goes on in terms of the scope and scale of the investments.

Operator

(Operator Instructions) And I’m showing no further questions at this time.

Glenn Wiener  -

Ladies and gentlemen, I want to thank you again for your continued support. Management will be available to talk with investors throughout the week. And if you have any questions, by all means, please feel free to contact myself or Michael Glickman. I realize you’re looking for a lot with respect to 2018. There’s a lot of aggressive plans in place, and we’re very hopeful for a strong year. More importantly, a strong long-term future. So thank you very much. Operator, we’re now ready to end the call.

Operator

Ladies and gentlemen, thank you for participating in today’s conference. This does conclude the program, and you may all disconnect. Everyone, have a great day.

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